Exhibit 99.1

S&W Appoints William S. Smith to its Board

For Immediate Release

Company Contact: Matthew Szot, Chief Financial Officer S&W Seed Company Phone: (559) 884-2535 www.swseedco.com	Investor Contact: Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC Phone: (602) 889-9700 sanw@lythampartners.com www.lythampartners.com

FIVE POINTS, California - July 3, 2014 - S&W Seed Company (NASDAQ: SANW) today announced the appointment of William S. Smith as the 9th member of the Company's Board of Directors effective July 1, 2014. Mr. Smith is an "independent director" according to the rules of the Securities and Exchange Commission and The NASDAQ Stock Market and he will join S&W's Audit and Nominating and Corporate Governance committees.

William S. Smith is president of Wm Smith & Co., a registered broker/dealer with FINRA, specializing in capital markets services located in Denver, Colorado. Since 1986, Mr. Smith has been in the investment research business, initially as a principal with 13D Research, Hoenig & Co., and currently with Wm Smith & Co., publishing institutional research for money managers, mutual funds, and hedge funds. Prior to 1986, he spent eight years in the energy business as a principal and in senior management capacities with Sheffield Exploration and ENI Corp.

Grover Wickersham, Chairman of the Board of S&W Seed Company commented, "Bill Smith joins our Board, having a good working knowledge of our business and as an investor who's been a loyal S&W shareholder himself, for years. His years of experience, as well as his judgment and counsel on corporate governance will be very valuable to S&W."

Mr. Smith will serve as a director until the Company's next annual meeting of stockholders, at which time he will stand for re-election.

About S&W Seed Company
Founded as a partnership in 1980, S&W Seed Company is now a global agricultural corporation, headquartered in the Central Valley of California. The company is the largest producer of non-dormant, alfalfa seed varieties in the world, with production operations in the San Joaquin and Imperial Valley's of California, as well as in South Australia. The company has worldwide sales and distribution through both a direct sales force as well as dealer-distributors. The company's proprietary varieties are designed to meet the shifting needs of farmers that require high performance in poor and highly saline soil conditions and have been verified over decades of university-sponsored trials. Additionally, the company is utilizing its research and breeding expertise to develop and produce U.S.-based stevia leaf. Stevia is an all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013, and in other filings made by the Company with the Securities and Exchange Commission.

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